                                                                  EXHIBIT (p)(2)


                                 CODE OF ETHICS
                                       OF
                         BROWN CAPITAL MANAGEMENT, INC.

                                TABLE OF CONTENTS

GENERAL POLICY STATEMENT & DEFINITIONS                                                                  1
A.   GENERAL POLICY STATEMENT                                                                           1
     Purpose and Scope of Code of Ethics                                                                1
     Applicability                                                                                      1
     Fiduciary Responsibilities                                                                         1
     Limited Scope                                                                                      2
     Responsibilities                                                                                   2
B.    DEFINITIONS                                                                                     2-4
STATEMENT OF CONDUCT OF BROWN CAPITAL MANAGEMENT                                                        5
A.   CONFLICTS OF INTEREST                                                                              5
     Relationships with Profitmaking Enterprises, Including Investment Clubs                            5
     Service with Nonprofitmaking Enterprises                                                           6
     Relationships with Financial Service Firms                                                         6
B.   CONFIDENTIALITY                                                                                    6
     Internal Operating Procedures & Planning                                                           6
     Clients & BCM Mutual fund Shareholders                                                             6
     Investment Advice                                                                                  7
     Investment Research                                                                                7
C.   ANNUAL REPORTS AND RECORDS RETENTION                                                               7
     Reports to funds                                                                                   7
     Record Retention                                                                                   8
     Inspection                                                                                         8
     Confidentiality                                                                                    8
D.   MISCELLANEOUS POLICIES, PROCEDURES AND PROHIBITIONS                                                9
     Illegal payments                                                                                   9
     Policy Regarding Acceptance of Gifts and Gratuities                                                9
        Gifts                                                                                           9
        Entertainment                                                                                   9
     Research Trips                                                                                     9
     Political Activities                                                                              10
     Protection of Corporate Assets                                                                    10
     Quality of Services                                                                               10
     Record Retention                                                                                  10
     Referral Fees                                                                                     11
     Release of Information to the Press                                                               11
     Responsibility to Report Violations                                                               11
     Service as Trustee, Executor or Personal Representative                                           11
     Speaking Engagements and Publications                                                             11
     Trading in Securities with Material, Non-Public Information                                       12
     Understanding as to Clients' Accounts & Company Records at
           Time of Covered Person's Termination.                                                       12

     Internal use                                                                                      12
     Questions Regarding the Code of Ethics                                                            13
E.   PENALTY GUIDELINES                                                                                13
     Overview                                                                                          13
     Penalty Guidelines                                                                                13
        1st violation                                                                                  13
        2nd violation                                                                                  13
        3rd violation                                                                                  13
        4th violation                                                                                  14
STATEMENT OF POLICY ON SECURITIES TRANSACTIONS                                                         15
A.   BACKGROUND INFORMATION                                                                            15
     Legal Requirement                                                                                 15
     BCM's Fiduciary Position                                                                          15
     Purpose of Securities Transaction Policy                                                          15
B.   OVERVIEW                                                                                          15
     Applicability                                                                                     16
     Excluded Transactions                                                                             17
C.   DISCLOSURE OF CONFLICTS                                                                           17
D.   PRECLEARANCE                                                                                      17
     Preclearance Procedures                                                                           17
     Reasons for Disallowing Proposed Transactions                                                     18
        Purchases & Sales Within Two (2) Business Days                                                 18
        Purchases and/or Sales Being Considered                                                        18
        Securities Subject to Internal Trading Restrictions                                            18
     Preclearance of Tender Offers & Stock Purchase Plans                                              18
E.   OTHER TRADING RULES                                                                               18
     IPOs and Hot Issues & Limited Offerings                                                           18
     60 Day "Short Swing Profit" Rule                                                                  19
     Blackout Period                                                                                   19
     Fifteen Day "Price Advantage" Rule                                                                20
     Seven Day Rule                                                                                    20
     Short Sales                                                                                       20
     Hedge Funds, Investment Clubs & Other Investments                                                 21
     Caution Regarding Personal Trading Activities                                                     21
F.   REPORTING REQUIREMENTS                                                                            21
     Account Reports                                                                                   21
     Access Persons Trading & Holding Reports                                                          22
        Holdings Report                                                                                22
        Personal Securities Transactions Report                                                        22
     Non-Access Persons                                                                                22
     Non-Influence & Non-Control Accounts                                                              22
     Other Required Forms                                                                              23
        Acknowledgement of Receipt Form                                                                23
        Annual Certification Form                                                                      23
        Outside Director Representation Form                                                           23
     Review of Records, Forms & Reports                                                                24
G.   MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS                                    24
     Dealing with Clients

     Margin Accounts                                                                                   24
     Trading Activity                                                                                  24
     Ownership Reporting Requirements -- .5% Ownership                                                 24
     Confidentiality of Records                                                                        24
     Questions about the Securities Transactions Statement                                             24
     Sanctions                                                                                         25
STATEMENT OF POLICY ON INSIDER TRADING                                                                 26
INTRODUCTION                                                                                           26
     Written Procedures                                                                                26
     Civil Penalties                                                                                   26
     Criminal Penalties                                                                                26
     Private Right of Action                                                                           26
     Bounty Payments                                                                                   27
PURPOSE OF INSIDER TRADING POLICY                                                                      27
THE BASIC INSIDER TRADING PROHIBITION                                                                  27
POLICY OF BCM ON INSIDER TRADING                                                                       27
NEED TO KNOW POLICY                                                                                    28
SANCTIONS                                                                                              28
BASIC CONCEPTS OF INSIDER TRADING                                                                      28
FIDUCIARY DUTY/MISAPPROPRIATION                                                                        29
MATERIALITY                                                                                            29
     Resolving Close Cases                                                                             30
     Effect on Market Price                                                                            30
     Future Events                                                                                     30
NON-PUBLIC VS. PUBLIC INFORMATION                                                                      30
     Disclosure to News Services & National papers                                                     30
     Local Disclosure                                                                                  30
     Information in SEC Reports                                                                        30
     Information in Brokerage Reports                                                                  30
CONCEPT OF POSSESSION                                                                                  31
TENDER OFFERS                                                                                          31
PROCEDURES TO BE FOLLOWED WHEN RECEIVING MATERIAL, NON-PUBLIC INFORMATION                              31
EDUCATION PROGRAM                                                                                      32
     Initial Review for New Covered Persons                                                            32
     Distribution of Revised Insider Trading Policy                                                    32
QUESTIONS                                                                                              32

                            GENERAL POLICY STATEMENT

                                       AND

                                   DEFINITIONS


A.      GENERAL POLICY STATEMENT

PURPOSE AND SCOPE OF CODE OF ETHICS.

        In recognition of Brown Capital Management's commitment to maintain the highest standards of professional conduct and ethics, the firm's Board of Directors has adopted this Code of Ethics ("Code of Ethics"), which is composed of:

        1. Statement of Conduct of Brown Capital Management, Inc. (the "Statement of Conduct");

        2. Statement of Policy on Securities Transactions (the "Securities Transactions Policy"); and

        3.      Statement of Policy on Insider Trading (the "Insider Trading
                Policy").

The purpose of this Code of Ethics is to help preserve our most valuable asset - the reputation of Brown Capital Management and its employees.

APPLICABILITY.

        All Covered Persons are subject to the Code of Ethics.

FIDUCIARY RESPONSIBILITIES.

        Simply stated, the primary responsibility of Brown Capital Management as an investment adviser is to render to its clients on a professional basis unbiased and continuous advice regarding their investments. As an investment adviser, Brown Capital Management has a fiduciary relationship with all of its clients, which means that it has an absolute duty of undivided loyalty, fairness and good faith toward its clients and mutual fund shareholders and a corresponding obligation to refrain from taking any action or seeking any benefit for itself which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with his or her best interests.


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LIMITED SCOPE.

        This Code of Ethics was not written for the purpose of covering all policies, Codes of Ethics and regulations to which Covered Persons may be subject

RESPONSIBILITIES.

        You are required to read and retain these Code of Ethics and to sign and return the attached ACKNOWLEDGMENT OF RECEIPT FORM to the Compliance Officer upon commencement of employment or other services. On an annual basis thereafter, you will be required to complete an ANNUAL CERTIFICATION FORM. The ANNUAL CERTIFICATION FORM confirms that (i) you have received, read and asked any questions necessary to understand the Code of Ethics; (ii) you agree to conduct yourself in accordance with the Code of Ethics; and (iii) you have complied with the Code of Ethics during such time as you have been associated with Brown Capital Management. Depending on your status, you may be required to submit additional reports and/or obtain clearances as discussed more fully below. Strict compliance with the Code of Ethics is considered a basic condition of employment with the firm. Breach of the Code of Ethics may result in the surrender of all profits realized on a transaction. In addition, any breach of the Code of Ethics may constitute grounds for disciplinary action, including dismissal.

B.      DEFINITIONS.

        The following definitions are used throughout this document. You are responsible for reading and being familiar with each definition.

        1.      "Access Person" shall mean:

                1) Any director, officer or Advisory Person of Brown Capital Management;

        2.      "Advisory Person" shall mean:

                1) Any employee of Brown Capital Management (or of any company in a control relationship to Brown Capital Management) who in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of covered securities by Funds, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and

                2) Any natural person in a control relationship to the Funds or Brown Capital Management who obtains information concerning recommendations made to the Funds or for the account of clients with regard to the purchase or sale of Covered Securities.

        3. "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Exchange Act") in determining whether a person is subject to the provisions of



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                        Section 16, except that the determination of direct or indirect Beneficial Ownership shall apply to all Covered Securities which an Access Person has or acquires. For example, in addition to a person's own accounts, the term "Beneficial Ownership" encompasses securities held in the name of a spouse or equivalent domestic partner, minor children, a relative sharing your home, or certain trusts under which you or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

                4.      "Company" shall mean Brown Capital Management, Inc.

                5. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940 (the "40 Act").

                6. "Covered Persons" are all Directors, officers, and full-time, part-time or temporary employees of Brown Capital Management, and persons working at Brown Capital Management on a contract basis.

                7. "Covered Securities" generally include all securities, whether publicly or privately traded, and any option, future, forward contract or other obligation involving a security or index thereof, including an instrument whose value is derived or based on any of the above (a "derivative"). The term Covered Security includes any separate security, which is convertible into or exchangeable for, or which confers a right to purchase such security. The following investments are not Covered
                        Securities:

                        - shares of registered open-end investment companies (e.g., mutual funds);

                        - direct obligations of the U.S. government (e.g., Treasury securities), or any derivative thereof;

                        - securities representing a limited partnership interest in a real estate limited partnership;

                        - high-quality money market instruments, such as certificates of deposit, bankers acceptances, repurchase agreements, commercial paper, and U.S. government agency obligations;

                        - insurance contracts, including life insurance or annuity contracts;

                        - direct investments in real estate, business franchises or similar ventures; and

                        - physical commodities (including foreign currencies), or any derivatives thereof.

                8.      "Directors" are directors of Brown Capital Management.


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                9. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

                10. "Inside Directors" are Directors who are also employed by Brown Capital Management.

                11. "Investment Personnel" shall mean (i) a person who makes decisions regarding the purchase or sale of securities by or on behalf of the Brown Capital Management or advisory clients and any person such as an analyst or trader who directly assists in the process, and (ii) any natural person who controls Brown Capital Management and who obtains information concerning recommendations made to Funds regarding the purchase or sale of Covered Securities by the Funds.

                12.     "Brown Capital Management" is Brown Capital Management,
                        Inc.

                13. "Funds" are the Brown Capital Management Balanced Fund, Brown Capital Management Equity Fund, Brown Capital Management Small Company Fund, Brown Capital Management International Equity Fund, and any other funds for which Brown Capital Management acts as an investment adviser.

                14. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

                15.     "NASD" is the National Association of Securities
                        Dealers, Inc.

                16. "Non-Access Person" is any person that is not an Access Person.

                17. "Outside Directors" are Directors who are not employed by Brown Capital Management.

                18. "Security Held or to be Acquired" means any Covered Security which, within the most recent 15 days (i) is or has been held by the Funds; or (ii) is being or has been considered by the Funds for purchase.

                19.     "SEC" is the Securities and Exchange Commission.

                20. "Ethics Committee" means a committee of persons designated by the board of directors of the Company which shall meet to evaluate certain ethics issues referred to the committee by the Compliance Officer.

                21. "Compliance Officer" means an individual designated by the Directors to review and evaluate regulatory and ethical issues for the Company and ensure compliance with the applicable securities laws.


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                                   ----------

                              STATEMENT OF CONDUCT

                                       OF

                            BROWN CAPITAL MANAGEMENT

                                   ----------


A.      CONFLICTS OF INTEREST

        Brown Capital Management has a fiduciary relationship with all of its clients, which means that it has an absolute duty of undivided loyalty, fairness and good faith toward its clients and mutual fund shareholders. This duty imposes an obligation on all Brown Capital Management personnel to refrain from taking any action or seeking any benefit for itself which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with his or her best interests. As a Covered Person under this Code of Ethics, you are expected to conduct all of your affairs in a manner which serves to promote and enhance the reputation of Brown Capital Management. While achieving this result usually involves no more than the exercise of good judgment, set forth below is a discussion of some of the guidelines Brown Capital Management expects you to follow.

        Relationships with Profitmaking Enterprises, Including investment Clubs. A conflict may occur when a Covered Person of Brown Capital Management is also employed by another firm, directly or as a consultant; has a direct financial interest in another firm; has an immediate family financial interest in another firm; or is a director, officer or partner of another firm.

        Covered Persons sometimes serve as directors, officers, partners, or in other capacities with profitmaking enterprises not related to Brown Capital Management or it's mutual funds. Covered Persons are generally prohibited from serving as officers or directors of corporations which are approved or are likely to be approved for purchase in our firm's client accounts.

        A Covered Person who is contemplating obtaining an interest that might conflict or appear to conflict with the interests of Brown Capital Management, such as accepting an appointment as a director, officer or partner of an outside profitmaking enterprise or forming or participating in a stock or investment club, must receive the prior approval of the Compliance Officer. Upon review by the Compliance Officer, the Covered Person will be advised of the decision. In addition, transactions through investment clubs are subject to the firm's Securities Transactions Policy. Decisions by the Compliance Officer regarding outside directorships in profitmaking enterprises will be reviewed by the Ethics Committee before becoming final.


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        Covered Persons may serve as directors or as members of committees of the Board of Directors or in similar positions for non-public, for-profit entities in connection with their professional activities at Brown Capital Management. Covered Persons must obtain the permission of the Compliance Officer before accepting such a position and must relinquish the position if the entity becomes publicly held, unless otherwise determined by the Compliance Officer or Ethics Committee.

        Service with Nonprofitmaking Enterprises. Brown Capital Management encourages Covered Persons to become involved in community programs and civic affairs. However, Covered Persons should not permit such activities to affect the performance of their job responsibilities. Approval by the Compliance Officer must be obtained before a Covered Person accepts a position as a trustee or member of the Board of Directors of any nonprofit organization.

        Relationships with Financial Service Firms. In order to avoid any actual or apparent conflicts of interest, Covered Persons are prohibited from investing in or entering into any relationship, either directly or indirectly, with corporations, partnerships, or other entities which are engaged in business as a broker, a dealer, an underwriter, and/or an investment adviser. This, however, is not meant to prevent Covered Persons from purchasing publicly traded securities of broker/dealers, investment advisers or other companies engaged in the mutual fund industry. Of course, all such purchases are subject to normal prior clearance and reporting procedures, set forth elsewhere in this Code of Ethics. This policy does not preclude a Covered Person from engaging an outside investment adviser to manage his or her assets.

        If any member of a Covered Person's immediate family is employed by, has a partnership interest in, or has an equity interest of 0.5% or more in a broker/dealer, investment adviser or other company engaged in the mutual fund industry, such relationship must be reported to the Compliance Officer.

B.      CONFIDENTIALITY

        The exercise of confidentiality extends to four major areas of our operations: internal operating procedures and planning; clients and mutual fund shareholders; investment advice; and investment research.

        Internal Operating Procedures and Planning. During the years we have been in business, a great deal of creative talent has been used to develop specialized and unique methods of operations and portfolio management. In many cases, we feel these methods give us an advantage over our competitors, and we do not want these ideas disseminated outside our firm. Accordingly, Covered Persons should be guarded in discussing our business practices with outsiders. Any requests from outsiders for specific information of this type should be cleared with your supervisor before it is released.

        Clients and Brown Capital Management Mutual Fund Shareholders. In many instances, when clients subscribe to our services, we ask them to disclose fully their financial status


BALTO1:348297v1|S14805-000001|06\21\00                                        6
        and needs. The is done only after we have assured them that every member of our organization will hold this information in the strictest of confidences. It is essential that we respect and honor their trust. A simple rule for Covered Person to follow is that the names of our clients or fund shareholders or any information pertaining to their investments must never be divulged to anyone outside the firm, not even to members of their immediate families.

        Investment Advice. Because of the fine reputation our firm enjoys, there is a great deal of public interest in what we are doing in the market. There are two major considerations that dictate why we must not provide investment "tips":

        - From the point of view of our clients, it is not fair to give other people information which clients must purchase.

        - From the point of view of the firm, it is not desirable to create an outside demand for a stock when we are trying to buy it for our clients, as this will only serve to push the price up. The reverse is true if we are selling.

        In light of these considerations, Covered Persons must never disclose to outsiders our buy and sell recommendations, securities we are considering for future investment, or the portfolio holdings of our clients or mutual funds.

        The practice of giving investment advice informally to members of your immediate family should be restricted to very close relatives. Any transactions resulting from such advice are subject to the prior approval and reporting requirements of the Securities Transactions Policy. Under no circumstances should a Covered Person receive compensation directly or indirectly (other than from Brown Capital Management) for rendering advice to either clients or non-clients.

        Investment Research. Any report circulated by a research analyst with the word "confidential" stamped on the first page is confidential in its entirety and should not be reproduced or shown to anyone outside of our organization, except our clients where appropriate.

        Covered Persons must use care in disposing of any confidential records or correspondence. Confidential material that is to be discarded should be shredded.

C.      ANNUAL REPORTS AND RECORDS RETENTION

REPORTS TO FUNDS.


        The Compliance Officer shall prepare a written report to the Board of Directors of the Funds at least annually. The written report shall include any certification required by Rule 17j-l of the '40 Act. This report shall set forth the following information, and shall be confidential:


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- Copies of the Code of Ethics, as revised, including a summary of any changes made since the last report;

- Identification of any material issues arising under the Code of Ethics including material violations requiring significant remedial action since the last report;

- Identification of any material conflicts that arose since the last report; and

- Recommendations, if any, regarding changes in existing restrictions or procedures based upon Brown Capital Management's experience under these Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

RECORD RETENTION.

        The Compliance Officer shall maintain the following records on behalf of Brown Capital Management:

- A copy of this Code of Ethics and any amendment thereof which is or at any time within the past five years has been in effect.

- A record of any violation of this Code of Ethics, or any amendment thereof, and of any action taken as a result of such violation.

- Files for personal securities transaction confirmations and account statements, all reports and other forms submitted by Covered Persons pursuant to these Code of Ethics and any other pertinent information.

- A list of all persons who are, or have been, required to make reports pursuant to these Code of Ethics.

- A list of persons who are, or within the last five years have been responsible for, reviewing transaction and holdings reports.

-       A copy of each report made to the Funds pursuant to this Code of Ethics.

INSPECTION.

        The records and reports maintained by the Compliance Officer pursuant to the Code of Ethics shall at all times be available for inspection, without prior notice, by any member of the Board. These records and reports will also be made available to the SEC for reasonable, periodic, special or other examination.

CONFIDENTIALITY.

        All procedures, reports and records monitored, prepared or maintained pursuant to these Code of Ethics shall be considered confidential and proprietary to Brown Capital Management


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and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than to members of the Board of Directors.

D.      MISCELLANEOUS POLICIES, PROCEDURES AND PROHIBITIONS

ILLEGAL PAYMENTS.

        State, federal and foreign laws prohibit the payment of bribes, kickbacks or other illegal gratuities or payments by or on behalf of Brown Capital Management. Brown Capital Management, through its policies and practices, is committed to comply fully with these laws.

POLICY REGARDING ACCEPTANCE OF GIFTS AND GRATUITIES.

        The firm, as well as Covered Persons and members of their families, should not accept gifts, gratuities or other accommodations from business contacts, brokers, securities salespersons, approved companies, suppliers, clients, or any other individual or organization with whom our firm has a business relationship which might in any way create or appear to create a conflict of interest or interfere with the impartial discharge of our responsibilities to clients or place our firm in a difficult or embarrassing position.

        Gifts. Personal contacts may lead to gifts which are offered on a friendship basis and may be perfectly proper. It must be remembered, however, that business relationships cannot always be separated from personal relationships and that the integrity of a business relationship is always susceptible to criticism in hindsight where gifts are made or received.

        Under no circumstances may Covered Persons accept gifts from business contacts in the form of cash or cash equivalents. There may be an occasion where it might be awkward to refuse a token expression of appreciation given in the spirit of friendship. In such cases, the value should not exceed $100 in any 12-month period. Gifts received which are unacceptable according to this policy must be returned to the donors.

        Entertainment. Our firm's $100 limit on gifts not only applies to gifts of merchandise, but also covers the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like. However, this limitation does not apply to dinners, sporting events and other activities which are a normal part of a business relationship.

RESEARCH TRIPS.

        Occasionally, brokers or portfolio companies invite Covered Persons of our firm to attend or participate in research conferences, tours of portfolio companies' facilities, or meetings with the management of such companies. These invitations may involve traveling extensive distances to and from the sites of the specified activities and may require overnight lodging. Covered Persons may not accept any such invitations until approval has been secured from their supervisor. As a general rule, such invitations should only be accepted after a determination has


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been made that the proposed activity constitutes a valuable research opportunity which will be of primary benefit to our clients. All travel expenses to and from the sites of the activities and the expenses of any overnight lodging, meals or other accommodations provided in connection with such activities, should be paid for by our firm except in situations where the costs are considered to be insubstantial and are not readily ascertainable.

        Covered Persons may not accept reimbursement from brokers or portfolio companies for: travel and hotel expenses; speaker fees or honoraria for addresses or papers given before audiences; or consulting services or advice they may render. Likewise, Covered Persons may neither request nor accept loans or personal services from brokers or portfolio companies.

POLITICAL ACTIVITIES.

        Covered Persons are encouraged to participate and vote in all federal, state and local elections. No political contribution of corporate funds, direct or indirect, to any political candidate or party, or to any other organization that might use the contribution for a political candidate or party, or use of corporate property, services or other assets may be made without prior written approval of the Compliance Officer. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through purchase of tickets to special dinners or other fund raising events, or the furnishing of any other goods, services or equipment to political parties or committees.

PROTECTION OF CORPORATE ASSETS.

        Covered Persons are responsible for taking measures to insure that Brown Capital Management's assets are properly protected. This responsibility not only applies to our business facilities, equipment and supplies, but also to intangible assets such as: proprietary, research or marketing information; corporate trademarks and servicemarks; and copyrights.

QUALITY OF SERVICES.

        It is a continuing policy of Brown Capital Management to provide investment products and services which: (1) meet applicable laws, regulations and industry standards; (2) are offered to the public in a manner which insures that each client/shareholder understands the objectives of each investment product selected; and (3) are properly advertised and sold in accordance with all applicable SEC, state and NASD rules and regulations.

        The quality of Brown Capital Management's investment products and services and operations enhances our reputation, productivity, profitability and market position. Brown Capital Management's goal is to be a quality leader and to create conditions that allow and encourage all Covered Persons to perform their duties in an efficient, effective manner.

RECORD RETENTION.

        Under various federal and state laws and regulations, Brown Capital Management is required to produce, maintain and retain various records, documents and other written


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communications. All covered persons shall comply with the reporting requirements set forth in the Code of Ethics.

REFERRAL FEES.

        Federal securities laws strictly prohibit the payment of any type of referral fee unless certain conditions are met. This would include any compensation to persons who refer clients or shareholders to us (e.g., brokers, registered representatives or any other persons) either directly in cash, by fee splitting, or indirectly by the providing of gifts or services (including the allocation of brokerage). No arrangements should be entered into obligating Brown Capital Management or any Covered Person to pay a referral fee unless approved by the Compliance Officer.

RELEASE OF INFORMATION TO THE PRESS.

        All requests for information from the media concerning Brown Capital Management's corporate affairs, mutual funds, investment services, investment philosophy and policies, and related subjects should be referred to the Compliance Officer for reply. Investment professionals who are contacted directly by the press concerning a particular fund's investment strategy or market outlook may use their own discretion, but are advised to check with the Compliance Officer if they do not know the reporter or feel it may be inappropriate to comment on a particular matter.

RESPONSIBILITY TO REPORT VIOLATIONS.

        Every Covered Person who becomes aware of a violation of this Code of Ethics is encouraged to report, on a confidential basis, the violation to his or her supervisor. It is Brown Capital Management's policy that no adverse action will be taken against any Covered Person who reports a violation in good faith. If the supervisor appears to be involved in the wrongdoing, the report should be made to the Compliance Officer.

SERVICE AS TRUSTEE, EXECUTOR OR PERSONAL REPRESENTATIVE.

        Covered Persons may serve as trustees, co-trustees, executors or personal representatives for the estates of or trusts created by close family members. Covered Persons may also serve in such capacities for estates or trusts created by non-family members. However if a Covered Person expects to be actively involved in an investment capacity in connection with an estate or trust created by a non-family member, he or she must first be granted permission by the Compliance Officer. If a Covered Person serves in any of these capacities, securities transactions effected in such accounts will be subject to the prior approval and reporting requirements of our Securities Transactions Statement.

SPEAKING ENGAGEMENTS AND PUBLICATIONS.

        Covered Persons are often asked to accept speaking engagements on the subject of investments, finance, or their own particular specialty with our organization. This is encouraged

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by the firm, as it enhances our public relations, but you should obtain approval from your supervisor before you accept such requests.

        Before making any commitment to write or publish any article or book on a subject related to investments or your work at Brown Capital Management, approval should be obtained from your supervisor.

TRADING IN SECURITIES WITH MATERIAL, NON-PUBLIC INFORMATION.

        The purchase or sale of securities while in possession of material, non-public information is strictly prohibited by state and federal laws. Information is considered inside and material if it has not been publicly disclosed and is sufficiently important that it may be reasonably expected to affect the decision of a reasonable person to buy, sell or hold stock in a company. Under no circumstances may a Covered Person transmit such information to any other person, except to other Covered Persons who are required to be kept informed on the subject. All Covered Persons should read carefully and understand fully the Insider Trading Policy included elsewhere in this Code of Ethics.

UNDERSTANDING AS TO CLIENTS' ACCOUNTS AND COMPANY RECORDS AT TIME OF COVERED PERSON'S TERMINATION.

        The accounts of clients and mutual fund shareholders are the sole property of Brown Capital Management. This applies to all clients for whom Brown Capital Management acts as investment adviser, regardless of how or through whom the client relationship originated and regardless of who may be the counselor for a particular client. At the time of termination of employment with Brown Capital Management, a Covered Person must:

        (1) Surrender to Brown Capital Management in good condition any and all materials, reports or records (including all copies in his possession or subject to his control) developed by him or any other person which are considered confidential information of Brown Capital Management (except copies of any research material in the production of which the Covered Person participated to a material extent); and

        (2) Refrain from communicating, transmitting or making known to any person or firm any information relating to any materials or matters whatsoever which are considered by Brown Capital Management to be confidential.

INTERNAL USE.

This Code of Ethics is intended solely for internal use by Brown Capital Management and does not constitute an admission, by or on behalf of the Company, its controlling persons or persons they control, as to any fact, circumstance or legal conclusion. This Code of Ethics is not intended to evidence, describe or define any relationship of control between or among any persons. Further, this Code of Ethics is not intended to form the basis for describing or defining any conduct by a person that should result in such person being liable to any other person, except


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insofar as the conduct of such person in violation of the Code of Ethics may constitute sufficient cause for Brown Capital Management to terminate or otherwise adversely affect such person's relationship with Brown Capital Management.


QUESTIONS REGARDING THE CODE OF ETHICS.

      All questions regarding the Code of Ethics should be directed to Brown Capital Management's Compliance Officer. In situations requiring interpretation of this Code of Ethics, the Compliance Officer will consult with, or refer the matter to the Ethics Committee.

E.    PENALTY GUIDELINES


OVERVIEW.


      Covered Persons who violate any of the requirements, restrictions, or prohibitions of the Code of Ethics may be subject to sanctions imposed by the Compliance Officer. The following guidelines shall be used by the Compliance Officer for recommending remedial actions for Covered Persons who violate prohibitions or disregard requirements of the Code of Ethics.

      Upon learning of a potential deviation from, or violation of the Code of Ethics, the Compliance Officer will review the matter. The Compliance Officer, at his or her discretion, may present the matter to the Ethics Committee. The Compliance Officer will take into consideration, among other things, whether the violation was a technical violation of the Code of Ethics or inadvertent oversight (i.e., ill-gotten profits versus general oversight). The guidelines are designed to promote consistency and uniformity in the imposition of sanctions and disciplinary matters.

PENALTY GUIDELINES.

      Outlined below are the guidelines for the sanctions that may be imposed on Covered Persons who fail to comply with the Code of Ethics:

- 1st violation - Compliance Officer will send a memorandum of reprimand to the person, copying his or her supervisor. The memorandum will generally reinforce the person's responsibilities under the Code of Ethics, educate the person on the severity of personal trading violations and inform the person of the possible penalties for future violations of the Code of Ethics;

- 2nd violation - A Brown Capital Management officer will meet with the person to discuss the violations in detail and will reinforce the importance of complying with the Code of Ethics;

- 3rd violation - Brown Capital Management's Chairman of the Board will meet with the person to discuss the violations in detail and will reinforce the importance of complying with the Code of Ethics;




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- 4th violation - The Board of Directors will impose such sanctions as it deems appropriate, including without limitation, a letter of censure, fines, withholding of bonus payments, or suspension or termination of employment or personal trading privileges.

      In addition to the above disciplinary sanctions, such persons may be required to disgorge any profits realized in connection with such violation. All disgorgement proceeds collected will be donated to a charitable organization selected by the Ethics Committee. The Compliance Officer or Board of Directors may impose any of the sanctions set above, or any other sanctions it deems appropriate, including termination, immediately and without notice if it determines that the severity of any violation or violations warrants such action. All sanctions imposed will be documented in such person's personal trading file maintained by Brown Capital Management, and will be reported to the Board of Directors of Brown Capital Management.

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                               ---------------

                             STATEMENT OF POLICY

                                       ON

                           SECURITIES TRANSACTIONS

                               ---------------


A.   BACKGROUND INFORMATION.

LEGAL REQUIREMENT.


     In accordance with the requirements of Exchange Act, the `40 Act, the Investment Advisers Act of 1940 (the "Advisers Act"), and the Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Enforcement Act"), Brown Capital Management has adopted this Statement of Policy on Securities Transactions (the "Securities Transactions Policy").



BROWN CAPITAL MANAGEMENT'S FIDUCIARY POSITION.


     As an investment adviser, Brown Capital Management is in a fiduciary position which requires it to act with an eye only to the benefit of its clients, avoiding those situations which might place, or appear to place, the interests of Brown Capital Management or its employees in conflict with the interests of clients.


PURPOSE OF SECURITIES TRANSACTIONS POLICY.


     The Securities Transactions Policy was developed to help guide Brown Capital Management and its employees in the conduct of their personal investments and in order to: (i) prevent, as well as detect, the misuse of material, non-public information; (ii) eliminate the possibility of a transaction occurring that the SEC or other regulatory bodies would view as illegal; and (iii) avoid situations where it might appear that Brown Capital Management or any of its officers, directors or employees had personally benefited at the expense of a client or fund shareholder.

     All persons are urged to consider the reasons for the adoption of this Securities Transactions Policy. Brown Capital Management's reputation could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duty Brown Capital Management owes to its clients.

B.   OVERVIEW


     In general, it is unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in personal transactions in securities held or to be acquired by a registered investment company, if such personal transactions are made using

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fraudulent, deceptive and manipulative practices. Each registered investment company, investment adviser and principal underwriter must adopt its own written Code of Ethics containing provisions reasonably necessary to prevent its employees from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably necessary to prevent violations of its Code of Ethics. This Securities Transactions Policy and information reported hereunder, along with the other sections of the Code of Ethics, will enable Brown Capital Management to fulfill these requirements.


APPLICABILITY.

     The following activities are prohibited for applicable Covered Persons (remember, if you work at Brown Capital Management full-time, part-time, temporarily or on a contract basis, or you are a Director, you are a Covered Person). Persons who violate any prohibition may be required to disgorge any profits realized in connection with such violation to a charitable organization selected by the Ethics Committee and may be subject to other sanctions imposed by the Company, as outlined in the Penalty Guidelines in the Statement of Conduct section of the Code of Ethics.

     This Securities Transactions Policy applies to all direct or indirect acquisitions or dispositions of Covered Securities, whether by purchase, sale, tender offers, stock purchase plan, gift, inheritance, or otherwise. Unless otherwise noted, the following trading restrictions also are applicable to any transaction in a Covered Security Beneficially Owned by a Covered Person. Outside Directors are exempt from certain trading restrictions because of their limited access to current information regarding client investments.

     Any disgorgement of profits required under any of the following provisions shall be donated to a charitable organization selected by the Ethics Committee. However, if disgorgement is required as a result of trades by Investment Persons that conflicted with their own clients, disgorgement proceeds shall be paid directly to such clients. If disgorgement is required under more than one provision, the Ethics Committee shall determine which provision shall control.(1)





------------------------
(1) Unless otherwise noted, restrictions on personal transactions apply to transactions involving Covered Securities, including any derivative thereof. When determining the amount of disgorgement required with respect to a derivative, consideration will be given to price differences in both the derivative and the underlying securities, with the lesser amount being used for purposes of computing disgorgement. For example, in determining whether reimbursement is required when the applicable personal trade is in a derivative and the client transaction is in the underlying security, the amount shall be calculated using the lesser of (a) the difference between the price paid or received for the derivative and the closing bid or ask price (as appropriate) for the derivative on the date of the client transaction, or
(b) the difference between the last sale price, or the last bid or ask price (as appropriate) of the underlying security on the date of the derivative transaction, and the price received or paid by the client for the underlying security. Neither preclearance nor disgorgement shall be required if such person's transaction is to close, sell or exercise a derivative within five days of its expiration.

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EXCLUDED TRANSACTIONS.

     Some or all of the trading restrictions listed below do not apply to the following transactions; however, these transactions must still be reported to the Compliance Officer (see Reporting Requirements):

     - Tender offer transactions are exempt from all trading restrictions except preclearance.

     - The acquisition of securities through stock purchase plans are exempt from all trading restrictions except preclearance and the seven day rule.

     - The acquisition of securities through stock dividends, automatic dividend reinvestment plans, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities are exempt from all trading restrictions. The acquisition of securities through the exercise of rights by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, are exempt from all trading restrictions.

     - The acquisition of securities by gift or inheritance is exempt from all trading restrictions. (Note: the sales of securities acquired by gift or inheritance ARE subject to all trading restrictions of the Code of Ethics).

C.   DISCLOSURE OF CONFLICTS.

     If an Investment Person is planning to invest or make a recommendation to invest in a security for a client, and such person has a material interest in the security, such person must first disclose such interest to his or her supervisor or the Compliance Officer. The supervisor or Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients. The supervisor or the Compliance Officer may review the recommendation only if he or she has no material interest in the security. A material interest is Beneficial Ownership of any security (including derivatives, options, warrants or rights), offices, directorships, significant contracts, or interests or relationships that are likely to affect such person's judgment.

D.   PRECLEARANCE.

     Access Persons (except Outside Directors) must obtain preclearance prior to engaging in any personal transaction in Covered Securities.

PRECLEARANCE PROCEDURES.

     Access Persons must obtain preclearance for all applicable transactions in Covered Securities in which such person has a Beneficial Interest. A PRECLEARANCE FORM must be completed and forwarded to the Compliance Officer. The Compliance Officer shall promptly notify the person of approval or denial of the transaction. Notification of approval or denial of

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the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. When preclearance has been approved, the person then has three business days from and including the day of first notification to execute the trade.

REASONS FOR DISALLOWING PROPOSED TRANSACTIONS. A proposed security transaction will be disapproved if:

        - Purchases and Sales Within Two (2) Business Days The security has been purchased or sold by any client of Brown Capital Management within two (2) business days immediately prior to the date of the proposed transaction. If all clients have eliminated their holdings in a particular security, the two-day restriction is not applicable to a Covered Person's transactions in the security.

        - Purchases and/or Sales Being Considered The security is being actively considered for purchase or sale for the account of a client of Brown Capital Management even though no order has been placed.

        - Securities Subject to Internal Trading Restrictions The security is limited or restricted by Brown Capital Management as to purchase or sale for client accounts.

PRECLEARANCE OF TENDER OFFERS AND STOCK PURCHASE PLANS.

        Access Persons (other than Outside Directors) who wish to participate in a tender offer or stock purchase plan must preclear such trades with the Compliance Officer prior to submitting notice to participate in such tender offer or notice of participation in such stock purchase plan to the applicable company. To preclear the trade, the Compliance Officer shall consider all material factors relevant to a potential conflict of interest between the Access Person and clients. In addition, any increase of $100 or more to a pre-existing stock purchase plan must be precleared.

E.      OTHER TRADING RULES

IPOs AND HOT ISSUES AND LIMITED OFFERINGS.

        Access Persons may purchase securities in an Initial Public Offering or Limited Offering only if first approved by the Compliance Officer. In making its decision, the Compliance Officer will determine whether the proposed transaction presents a conflict of interest with any of the firm's clients or otherwise violates the Code of Ethics. The Compliance Officer will also determine whether the following conditions have been met:

        1.      The purchase is made through the Access Person's regular broker;

        2. The number of shares to be purchased is commensurate with the normal size and activity of the Access Person's account;

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        3. The transaction otherwise meets the requirement of the NASD's rules on "free riding" and withholding.

        A Covered Person will not be permitted to purchase in an underwritten new or secondary issue or in the aftermarket for the first five (5) trading days following that issue if the issue has been purchased or sold by any client of Brown Capital Management in an Initial Public Offering or Limited Offering.

60 DAY "SHORT SWING PROFIT" RULE.

Access Persons (except Outside Directors) shall disgorge any profits realized on a transaction in which a purchase and subsequent sale, or a sale and subsequent repurchase, of the same or equivalent Covered Security occurred within sixty
(60) calendar days, and if a client of Brown Capital Management held or traded the Covered Security traded by the Access Person within sixty (60) calendar days of the Access Person's purchase-sale or sale-repurchase transaction.

        This provision is only triggered if (1) an Access Person of Brown Capital Management executes buy and sell orders on a security within 60 days of one another, and (2) a client of Brown Capital Management, within 60 days of the period in which the Access Person executed their buy and sell orders, held or traded that same security. You should counsel Brown Capital Management employees that in order to avoid this provision, they should not buy and then sell, or sell and then repurchase, the same security within sixty days. Also, you should point out to the employees that this type of trading is not prohibited per se, but is only prohibited if a client of Brown Capital Management trades or holds the same security within sixty days of the employee's transactions.

BLACKOUT PERIOD.

        No Access Person may engage in a transaction in a Covered Security when such person knows or should have known at the time there to be pending, on behalf of any client, a "buy" or "sell" order in that same security. The existence of pending orders will be checked by the Compliance Officer as part of the Preclearance process. Preclearance may be given when any pending client order is completely executed or withdrawn.

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FIFTEEN DAY "PRICE ADVANTAGE" RULE

        Any Access Person (except Outside Directors) who purchases or sells a Covered Security for his or her own behalf in the fifteen (15) calendar days prior to the purchase or sale of that Covered Security by a Brown Capital Management client must disgorge any price advantage realized on his or her personal purchase or sale of that Covered Security. The price advantage on a purchase or sale is the favorable difference between the price paid or received by the Access Person for the Covered Security and the least favorable price paid or received by the Brown Capital Management client for the Covered Security during the fifteen (15) day period.(2) The Ethics Committee has the authority, by unanimous action, to exempt any Access Person from the fifteen (15) day rule if such person is selling the Covered Security to raise capital to fund a significant life event. For example, purchasing a home or automobile, or paying medical or education expenses. In order for the Ethics Committee to consider such exemption, the life event must occur within thirty (30) calendar days of the security transaction, and the person must provide written confirmation of the event.

SEVEN DAY RULE.

        Any Investment Person who purchases or sells a Covered Security on his or her own behalf within seven (7) calendar days of the purchase or sale of that Covered Security by a Brown Capital Management client acting on the recommendation of an Investment Person shall disgorge any profits realized on such purchase or sale.

SHORT SALES.

        Any Access Person who sells short a Covered Security that such person knows or should have known is held long by any client shall disgorge any profit realized on such transaction. This prohibition shall not apply, however, to securities indices or derivatives thereof (such as futures contracts on the S&P 500 index). Client ownership of Covered Securities will be checked as part of the Preclearance process.



------------------------

(2) Personal purchases are matched only against subsequent client purchases and personal sales are matched only against subsequent client sales for purposes of this restriction. EXAMPLE: On day 1 an Access Person purchases Security X for his personal account for $25 a share. On day 10, a Brown Capital Management client purchases Security X for $27 a share. On day 13, a Brown Capital Management client purchases Security X for $30 a share. Applying the fifteen day rule, the Access Person would need to disgorge to Brown Capital Management $5 for every share of stock of Security X he or she purchased, because the price advantage was the difference between the purchase price of the Access Person ($25) and the least favorable (i.e. highest) price paid by a client ($30). This provision also applies to sales. EXAMPLE: On day 1 an Access Person sells Security X from his personal account for $25 a share. On day 10, a Brown Capital Management client sells Security X for $23 a share. On day 13, a Brown Capital Management client sells Security X for $15 a share. Applying the fifteen day rule, the Access Person would need to disgorge to Brown Capital Management $10 for every share of stock of Security X he or she sold, because the price advantage was the difference between the sale price of the Access Person ($25) and the least favorable (i.e. lowest) price received by a client ($15). The only difference in sales situations is that the Ethics Committee may waive this provision for a life event.

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HEDGE FUNDS, INVESTMENT CLUBS AND OTHER INVESTMENTS

        No Access Person (except Outside Directors) may participate in hedge funds, partnerships, investment clubs, or similar investment vehicles, unless such person does not have any direct or indirect influence or control over the trading. Covered Persons wishing to rely upon this provision must submit a CERTIFICATION OF NON-INFLUENCE AND NON-CONTROL FORM to the Compliance Officer for approval. (See Non-Influence and Non-Control Accounts section below.)

CAUTION REGARDING PERSONAL TRADING ACTIVITIES.

        Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may become prohibited for some Covered Persons while the position remains open. For example, you may not be able to close out short sales and transactions in derivatives. Furthermore, if Brown Capital Management becomes aware of material nonpublic information, or if a client is active in a given security, some Covered Persons may find themselves "frozen" in a position. Brown Capital Management will not bear any losses in personal accounts resulting from the application of these Code of Ethics.

F.      REPORTING REQUIREMENTS.

ACCOUNT REPORTS.

        Covered Persons must notify the Compliance Officer of each brokerage account in which they have a Beneficial Interest, must notify the broker or financial institution in writing of his or her association with Brown Capital Management, and must arrange for their brokers or financial institutions to provide to the Compliance Officer, on a timely basis, duplicate account statements and confirmations showing all transactions in brokerage or commodities accounts in which they have a Beneficial Interest. A PERSONAL BROKERAGE ACCOUNT DISCLOSURE FORM should be completed for this purpose.

        Please note that, even if such person does not trade covered securities in a particular brokerage or commodities account (e.g., trading mutual funds in a Schwab account), the reporting of duplicate account statements and confirmations is still required. However, if such person only uses a particular brokerage account for checking account purposes, and not investment purposes, he or she may in lieu of reporting duplicate account statements, report duplicate trade confirmations and make a quarterly representation to compliance indicating that no investment transactions occurred in the account during the calendar quarter. Reporting of accounts that do not allow any trading in Covered Securities (e.g., a mutual fund account held directly with the fund sponsor) is not required.

        Certain transactions might not be reported through a brokerage account, such as private placements, inheritances or gifts. Access Persons must report the acquisition of securities by gift or inheritance within ten (10) calendar days using a PERSONAL SECURITIES TRANSACTION REPORT as

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noted below. Participation by Access Persons in a Limited Offering must be precleared as discussed above.

ACCESS PERSONS TRADING AND HOLDING REPORTS.

        Access Persons are required to file the following reports with the Compliance Officer:

        1. HOLDINGS REPORT - Access Persons (other than Outside Trustees) must, within ten (10) calendar days after becoming an Access Person, provide the Compliance Officer with a Holdings Report which lists all Covered Securities beneficially held and any brokerage accounts through which such securities are maintained. In addition, such persons must provide a brief description of any positions held (e.g., director, officer, other) with for-profit entities other than Brown Capital Management. The report must contain information current as of no more than thirty (30) calendar days from the time the report is submitted.

        2. PERSONAL SECURITIES TRANSACTIONS REPORT - Access Persons must provide a Personal Securities Transaction Report within ten (10) calendar days after any month end showing all transactions in Covered Securities for which confirmations are known by such person to not have been timely provided to Brown Capital Management, and all such transactions that are not effected in brokerage or commodities accounts, including without limitation non-brokered private placements, and transactions in securities that are in certificate form, which may include gifts, inheritances, and other transactions in Covered Securities.

                Such persons must promptly comply with any request of the Compliance Officer to provide transaction reports regardless of whether their broker has been instructed to provide duplicate confirmations. Such reports may be requested, for example, to check that all applicable confirmations are being received or to supplement the requested confirmations where a broker is difficult to work with or otherwise fails to provide duplicate confirmations on a timely basis.

NON-ACCESS PERSONS.

        Non-Access Persons who engage in an aggregate of $25,000 or more of transactions in Covered Securities within a calendar year must provide the Compliance Officer with an ANNUAL TRANSACTION REPORT listing all such transactions in all accounts in which such person has a Beneficial Interest. The Compliance Officer will request this information annually and will spot check all or a portion of such transactions or accounts.

NON-INFLUENCE AND NON-CONTROL ACCOUNTS.

        This Securities Transactions Policy shall not apply to any account, partnership, or similar investment vehicle over which a Covered Person has no direct or indirect influence or control. Covered Persons wishing to rely upon this provision are required to receive approval from the




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Compliance Officer. In order to request such approval, a CERTIFICATION OF NON-INFLUENCE AND NON-CONTROL FORM must be submitted to the Compliance Officer.


OTHER REQUIRED FORMS

        In addition to the PRECLEARANCE FORM, PERSONAL BROKERAGE ACCOUNT DISCLOSURE FORM, HOLDINGS REPORT, PERSONAL SECURITIES TRANSACTIONS REPORT, ANNUAL TRANSACTION REPORT, and CERTIFICATION OF NON-INFLUENCE AND NON-CONTROL FORM discussed above, the following forms must be completed if applicable to you:

        1. ACKNOWLEDGEMENT OF RECEIPT FORM - Each Covered Person must provide Compliance with an Acknowledgment of Receipt Form within ten
        (10) calendar days of commencement of employment or other services certifying that he or she has received a current copy of the Code of Ethics and acknowledges, as a condition of employment, that he or she will comply with the Code of Ethics in their entirety.

        2. ANNUAL CERTIFICATION FORM - Each Covered Person must provide Compliance annually within thirty (30) calendar days from date of request with an Annual Certification Form certifying that he or she:

                a)      Has received, read and understands the Code of Ethics;

                b) Has complied with the requirements of the Code of Ethics; and

                c) Has disclosed or reported all open brokerage and commodities accounts, personal holdings and personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

        3. OUTSIDE DIRECTOR REPRESENTATION FORM - All Outside Directors must, upon commencement of services and annually thereafter, must provide the Compliance Officer with an Outside Director Representation Form. The Form declares that such persons agree to refrain from trading in any securities when they are in possession of any information regarding trading recommendations made or proposed to be made to any client by any Access Person. The independent directors of Brown Capital are subject to the same reporting requirements as Access Persons except that reports need only be filed quarterly. Specifically: (1) a report for each securities transaction must be filed with the Compliance Officer no later than ten (10) days after the end of the calendar quarter in which the transaction was effected; (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions.

REVIEW OF RECORDS, FORMS AND REPORTS.

        The Compliance Officer will review all transactions and holding reports to detect conflicts of interest, abusive practices or breaches of the Brown Capital Management Code of Ethics.


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G.      MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS.

DEALING WITH CLIENTS.

        Covered Persons may not, directly or indirectly, sell to or purchase from a client any Covered Security. This prohibition does not preclude Covered Persons from purchasing and redeeming shares from any mutual fund that is a client of Brown Capital Management.

MARGIN ACCOUNTS.

        While brokerage margin accounts are discouraged, Access Persons may open and maintain margin accounts for the purchase of Covered Securities provided such accounts are with brokerage firms with which such person maintains a regular brokerage account, and all account activities are reported to Brown Capital Management as required in this Securities Transactions Policy.

TRADING ACTIVITY.

        Covered Persons are discouraged from engaging in patterns of securities transactions which are either:

        1. so excessively frequent as to potentially impact an Covered Person's ability to carry out his or her assigned responsibilities; or

        2. involve securities positions which are disproportionate to or inappropriate for such person's net assets and financial condition.

OWNERSHIP REPORTING REQUIREMENTS -- 0.5% OWNERSHIP.

        If an Access Person owns more than 1/2 of 1% of the total outstanding shares of a public company (or any company anticipating a public offering of an equity security), he or she must immediately report in writing such fact to the Compliance Officer, providing the name of the publicly owned company and the total number of such company's shares beneficially owned.

CONFIDENTIALITY OF RECORDS.

        Brown Capital Management makes every effort to protect the privacy interests of all persons in connection with ownership and personal securities transaction reports.

QUESTIONS ABOUT THE SECURITIES TRANSACTIONS STATEMENT.

        All persons are urged to seek the advice of the Compliance Officer when they have questions as to the application of this Securities Transactions Policy to their individual circumstances.

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SANCTIONS.

        Strict compliance with the provisions of this Securities Transactions Policy is considered a basic provision of association with Brown Capital Management. The Compliance Officer is responsible for administering this Securities Transactions Policy. In fulfilling this function the Compliance Officer will institute written procedures as he or she deems reasonably necessary to monitor compliance with this Securities Transactions Policy and to otherwise prevent or detect violations. Upon discovering a material violation of this Securities Transactions Policy, the Compliance Officer may impose sanctions under the Penalty Guidelines set forth in the Statement of Conduct, or such other sanctions as the Compliance Officer deems appropriate. In addition, a violation of this Securities Transactions Policy may require the surrender of any profit realized from any transaction, as set forth above. All material violations of this Securities Transactions Policy and any sanctions imposed with respect thereto shall be reported to the Board of Directors of Brown Capital Management and to the Board of Directors of any Funds with respect to whose securities any such violations may have been involved.

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                                   ----------

                               STATEMENT OF POLICY

                                       ON

                                 INSIDER TRADING

                                   ----------


INTRODUCTION.

        In recent years, "insider trading" has become a top enforcement priority of the SEC. In 1988, the Insider Trading and Securities Fraud Enforcement Act (the "Enforcement Act") was signed into law. The Enforcement Act has had a far reaching impact on all public companies and especially those engaged in the securities brokerage or investment advisory industries, including directors, executive officers and other controlling persons of such companies. While the Enforcement Act does not provide a statutory definition of "insider trading," it contains major changes to the previous law. Specifically, the Enforcement Act:


        Written Procedures. Adds new sections to federal securities laws to require SEC-registered brokers, dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such persons.


        Civil Penalties. Imposes severe civil penalties on brokerage firms, investment advisers, their management and advisory personnel and other "controlling persons" who fail to take adequate steps to prevent insider trading and illegal tipping by employees and other "controlled persons." Persons who directly or indirectly control violators, including entities such as Brown Capital Management and their officers and directors, now face penalties up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided as a result of the violation.

        Criminal Penalties. Increases the penalties for criminal securities 1aw violations:

        -       Maximum jail term -- from five to 10 years;

        - Maximum criminal fine for individuals -- from $100,000 to $1,000,000;

        - Maximum criminal fine for entities -- from $500,000 to $2,500,000.

        Private Right Of Action. Establishes a new statutory private right of action on behalf of contemporaneous traders against insider traders and their controlling persons.

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        Bounty Payments. Authorizes the SEC to award bounty payments to persons who provide information leading to the successful prosecution of insider trading violations. Bounty payments are at the discretion of the SEC, up to 10% of the penalty imposed.

PURPOSE OF INSIDER TRADING POLICY.

        The purpose of this Statement of Policy on Insider Trading (the "Insider Trading Policy") is to comply with the Enforcement Act's requirement to establish, maintain, and enforce written procedures designed to prevent insider trading. This Insider Trading Policy explains: (i) the general legal prohibitions and sanctions regarding insider trading; (ii) the meaning of the key concepts underlying the prohibitions; (iii) the obligations of each Covered Person of Brown Capital Management in the event he or she comes into possession of material, non-public information; and (iv) the firm's educational program regarding insider trading. Brown Capital Management has separately adopted a Securities Transactions Policy which generally requires all Brown Capital Management personnel both to obtain prior clearance with respect to all their personal securities transactions and also to report such transactions on a timely basis to management.

THE BASIC INSIDER TRADING PROHIBITION.

        The "insider trading" doctrine under federal securities laws generally prohibits any person whatsoever from:

        - trading in a security while in possession of material, non-public information regarding the security;

        -       tipping such information to others;

        - recommending the purchase or sale of securities while in possession of such information;

        -       assisting someone who is engaged in any of the above activities.

        Thus, "insider trading" is not limited to insiders of the company whose securities are being traded. It applies to anyone in possession of such information and can include non-insiders, such as investment analysts, portfolio managers and stockbrokers. In addition, it is not limited to persons who trade. It also covers persons who "tip" material, non-public information or recommend transactions in securities to others while in possession of such information.

POLICY OF BROWN CAPITAL MANAGEMENT ON INSIDER TRADING.

        It is the policy of Brown Capital Management to forbid Covered Person, while in possession of material, non-public information, from trading securities or recommending transactions, either personally or in its proprietary accounts or on behalf of others (including mutual funds and private accounts), or communicating material, non-public information to others in violation of federal securities laws.

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"NEED TO KNOW" POLICY.

        All information regarding planned, prospective or ongoing securities transactions by Brown Capital Management must be treated as confidential. Such information must be confined, even within the firm, to only those individuals who must have such information in order for Brown Capital Management to carry out its engagement properly and effectively. Ordinarily, these prohibitions will restrict information to only those persons who are involved in the matter.

SANCTIONS.

        Severe penalties for trading on material, non-public information exist, both for the individuals involved and their employers. A Covered Person of Brown Capital Management who violates the insider trading laws can be subject to some or all of the penalties described below, even if he or she does not personally benefit from the violation:

        -       Jail sentences;

        -       Criminal fines;

        -       Triple money damages;

        -       Injunctions;

        -       Return of profits;

        - Civil penalties for the person who committed the violation (which would, under normal circumstances, be the Covered Person and not the firm) of up to three times the profit gained or loss avoided, whether or not the individual actually benefited; and

        - Civil penalties for Brown Capital Management (and other persons, such as managers and supervisors, who are deemed to be controlling persons) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions being imposed by Brown Capital Management, including dismissal of the person(s) involved, as described in the Penalty Guidelines of the Statement of Conduct.

BASIC CONCEPTS OF INSIDER TRADING.

        The four critical concepts in insider trading cases are: (1) whether a duty to refrain from such trading exists, based either upon a pre-existing fiduciary duty or a misappropriation theory; (2) the "materiality" of the information involved; (3) whether the information involved is "insider information," that is, non-public; and (4) whether the person involved is deemed to have possession of the involved information. Each concept is discussed briefly below.

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FIDUCIARY DUTY/MISAPPROPRIATION.

        The United States Supreme Court has ruled that insider trading and tipping violate the federal securities law if the trading or tipping of the information results in a breach of duty of trust or confidence.

        A typical breach of duty arises when an insider, such as a corporate officer, purchases securities of his or her corporation on the basis of material, non-public information. Such conduct breaches a duty owed to the corporation's shareholders. The duty breached, however, need not be to shareholders to support liability for insider trading; it could also involve a breach of duty to a client, an employer, employees, or even a personal acquaintance.

        The concept of who constitutes an "insider" is broad, it includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purpose. Any person may become a temporary insider of a company if he or she advises the company or provides other services, provided the company expects such person to keep any material, non-public information disclosed confidential.

        Apart form the breach of a duty discussed above, other court decisions now hold that under a "misappropriation" theory, an outsider (such as an investment analyst) may be liable if he or she breaches a duty to anyone by: (1) obtaining information improperly; or (2) using information that was obtained properly for an improper purpose. For example, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory. Similarly, an analyst who trades in breach of a duty owed either to his or her employer or client may be liable under the misappropriation theory.

        The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that the only safe course is not to trade, tip or recommend securities while in possession of material, non-public information.

MATERIALITY.

        Insider trading restrictions arise only when the information that is used for trading, tipping or recommendations is "material." The information need not be so important that it would have actually changed an investor's decision to buy or sell; rather, it is enough if a reasonable investor would consider it important in reaching his or her investment decision - that is, the investor would attach actual significance to the information in the total mix of data considered when making his or her investment decision. It is impossible to make a complete catalog of all "material" information, but the following recurring types of events are illustrative of what is considered material: significant mergers or acquisitions, stock splits, adoption of a dividend policy or changes in dividends, major increases or decreases in revenues or profits not previously announced, changes in key senior executives, and important new contracts, products or services.

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        Resolving Close Cases. The Supreme Court has held that, in close cases, doubts about whether or not information is material should be resolved in favor of a finding of materiality. You should also be aware that your judgment regarding materiality may be reviewed by a court or the SEC with the 20-20 vision of hindsight.

        Effect on Market Price. Any information that, upon disclosure, is likely to have a significant impact on the market price of a security should be considered material.

        Future Events. The materiality of facts relating to the possible occurrence of future events depends on the likelihood that the event will occur and the significance of the event if it does occur.

NON-PUBLIC VS. PUBLIC INFORMATION.

        Any information which is not "public" is deemed to be "non-public." Just as an investor is permitted to trade on the basis of information that is not material, he or she may also trade on the basis of information that is public. Information is considered public if it has been disseminated in a manner making it available to investors generally. An example of non-public information would include material information provided to a select group of analysis but not made available to the investment community at large. Set forth below are a number of ways in which non-public information may be made public.

        Disclosure to News Services and National Papers. The U.S. stock exchanges require exchange-traded issuers to disseminate material, non-public information about their companies to: (1) the national business and financial newswire services (Dow Jones and Reuters); (2) the national service (Associated Press); and (3) The New York Times and The Wall Street Journal.

        Local disclosure. An announcement by an issuer in a local newspaper might be sufficient for a company that is only locally traded, but might not be sufficient for a company that has a national market.

        Information in SEC Reports. Information contained in reports filed with the SEC will be deemed to be public.

        Information in Brokerage Reports. Information published in bulletins and research reports disseminated by brokerage firms will, as a general matter, be deemed to be public.

        If Brown Capital Management itself is in possession of material, nonpublic information with respect to a security before such information is disseminated to the public (i.e., such as being disclosed in one of the public media described above), Brown Capital Management and all Covered Persons must wait a sufficient period of time after the information is first publicly released before trading or initiating transactions to allow the information to be fully disseminated.

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CONCEPT OF POSSESSION.

        It is important to note that the SEC takes the position that the law regarding insider trading prohibits any person from trading in a security in violation of a duty of trust and confidence merely while in possession of material, non-public information regarding the security -- trading on the basis of the material, non-public information is not required to be guilty insider trading. To illustrate the problems created by the use of this expansive "possession" standard, as opposed to the more narrow "caused" standard, note that if the investment committee to a Brown Capital Management mutual fund were to obtain material, non-public information about one of its portfolio companies, that fund would be prohibited from trading in the securities to which that information relates. The prohibition would last until the information is no longer material or non-public.

TENDER OFFERS.

        Tender offers are subject to particularly strict regulation under the securities laws. Specifically, trading in securities which are the subject of an actual or impending tender offer by a person who is in possession of material, non-public information relating to the offer is illegal, regardless of whether there was a breach of fiduciary duty. Under no circumstances should you trade in securities while in possession of material, non-public information regarding a potential tender offer.

PROCEDURES TO BE FOLLOWED WHEN RECEIVING MATERIAL, NON-PUBLIC INFORMATION.

        Whenever a Covered Person comes into possession of material, non-public information regarding a public company, he or she should immediately contact the Compliance Officer and refrain from disclosing the information to anyone else, including other persons within Brown Capital Management, unless specifically advised to the contrary.

Specifically, Covered Persons may not:

        - Trade in securities to which the material, non-public information relates;

        -       Disclose the information to others; or

        - Recommend purchases or sales of the securities to which the information relates.

        If the Compliance Officer determines that the information is material and non-public, it will decide whether or not to place the security on a restricted list of securities (the "Restricted List") in order to prohibit trading in the security by both clients and Covered Persons. The Restricted List is highly confidential and should, under no circumstances, be disseminated to anyone outside Brown Capital Management. The inclusion of a company on the Restricted List means only that Brown Capital Management has determined that trading in that issuer's securities is prohibited. It does not mean that Brown Capital Management personnel are free to trade in other securities. All securities transactions are subject to the Securities Transactions Policy of this Code of Ethics.

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EDUCATION PROGRAM.

        While the probability of research analysis and portfolio managers being exposed to material, non-public information with respect to companies considered for investment by clients is greater than that of other Covered Persons, it is imperative that all Covered Persons have a full understanding of this Insider Trading Policy.

        To insure that all Covered Persons are properly informed of and understand Brown Capital Management's policy with respect to insider trading, the following program has been adopted.

        Initial Review for New Covered Persons. All new Covered Persons will be given a copy of this Insider Trading Policy at the time of their employment and will be required to certify that they have read it. The Compliance Officer will review the Insider Trading Policy with each new research analyst, counselor and trader at the time of his/her employment.

        Distribution of Revised Insider Trading Policy. Any time this Insider Trader Policy is revised, copies will be distributed to all Covered Persons.

QUESTIONS.

        The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that Brown Capital Management has adopted a policy that the only safe course of action is not to trade, tip or recommend securities while in possession of material, non-public information. You legitimately may be uncertain about the application of this Insider Trading Policy in particular circumstances. If you have any questions regarding the application of the Insider Trading Policy or you have any reason to believe that a violation of the Insider Trading Policy has occurred or is about to occur, you should contact the Compliance Officer or a supervisor immediately.

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